EXHIBIT 10.40

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated the 29th day of March, 2005 by and between Community Bank, Blountsville, Alabama (the “Bank”) and Patrick Frawley (the “Executive”) is effective as of March 29, 2005 (the “Effective Date”).

WITNESSETH:

WHEREAS, Executive currently serves as the Chairman of the Board and Chief Executive Officer of the Bank, and the Bank desires to continue the employment of Executive in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, Executive desires to accept such continued employment on such terms and conditions.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

I.	DEFINITIONS.

1. “Bank” – Community Bank, Blountsville, Alabama, a subsidiary of Community Bancshares, Inc. (the “Company”).

2. “Board” or “Board of Directors” – the Board of Directors of the Bank or the Company, as applicable.

3. “Cause” – either

(i) the willful engaging by Executive in any act that constitutes gross malfeasance of duty and that directly results in material injury to the Bank; or

(ii) Executive’s conviction of, pleading guilty to, or confession or admission of committing any felony, or any act of fraud, misappropriation or embezzlement, that directly results in a material injury to the Bank;

provided, however, that in the case of (i) above, such conduct shall not constitute Cause unless the Board shall have delivered to the Executive notice setting forth specifically (A) the conduct deemed to qualify as Cause, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty (30) days) within which the Executive may take such remedial action and the Executive shall not have taken such specified remedial action within such specified reasonable time.

4. “Change in Control” – shall mean any of the following:

(i) the acquisition, directly or indirectly, by any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) of securities of the Company representing an aggregate of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) during any period of two (2) consecutive years individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

(iii) consummation of (a) a merger, consolidation, statutory share exchange, reorganization, or other business combination of the Company with any other “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a merger, consolidation, statutory share exchange, reorganization, or other business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least sixty (60%) percent of the outstanding common stock of the Company or such surviving entity or parent thereof outstanding immediately after such transaction, or (b) the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v) the occurrence of any other event or circumstances which is not covered by (i) through (iv) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a “Change in Control” for the purposes of this Agreement; provided, however, that if:

(a) during the term of this Agreement there is a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Board receives and decides to explore an expression of interest with respect to a transaction which, if consummated, would lead to a Change in Control (either transaction being referred to herein as the “Proposed Transaction”); and

(b) the Executive’s employment is thereafter terminated by the Company other than for Cause or by reason of the Executive’s death or Disability; and

(c) the Proposed Transaction is consummated within one (1) year after the date of termination of the Executive’s employment;

then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of the Executive’s employment shall be deemed to have occurred within thirty (30) months following a Change in Control.

(vi) Notwithstanding the foregoing, if Section 409A of the Code would apply to any payment or right arising hereunder as a result of a Change in Control as hereinabove described, then with respect to such right or payment the only events that would constitute a Change in Control for purposes hereof shall be those events that would constitute a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in accordance with Code Section 409A.

5. “Code” – the Internal Revenue Code of 1986, as amended.

6. “Compensation Committee” – the Executive Compensation Committee of the Board of Directors of the Bank, or any successor committee.

7. “Disability” – the Executive’s inability to perform the essential functions of his regular duties and responsibilities, without reasonable accommodation, as a result of medically determinable physical or mental incapacity for a period of six (6) consecutive months. The determination of whether the Executive suffers a Disability shall be made by a physician acceptable to both the Executive (or his personal representative) and the Bank.

8. “Excess Severance Payment” – the term “Excess Severance Payment” shall have the same meaning as the term “excess parachute payment” defined in Section 280G(b)(1) of the Code.

9. “Exchange Act” – the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

10. “Involuntary Termination” – termination of the Executive’s employment by the Executive which, in the reasonable judgment of the Executive, is due to (i) a change of the Executive’s responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities); or (ii) a reduction in the Executive’s compensation or violation of Article III hereof; or (iii) the Bank’s requiring Executive, without his consent, to move his primary place of employment to a place more than fifty (50) miles from the Executive’s primary place of employment as of the Effective Date. Involuntary Termination does not include the death or Disability of the Executive. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Involuntary Termination hereunder.

11. “Present Value” – the term “Present Value” shall have the same meaning as provided in Section 280G(d)(4) of the Code.

12. “Severance Payment” – the term “Severance Payment” shall have the same meaning as the term “parachute payment” defined in Section 280G(b)(2) of the Code.

13. “Reasonable Compensation” – the term “Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4) of the Code.

14. “Retirement”—the term “Retirement” shall mean normal retirement as defined in the Bank’s or the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after age 65 with more than ten years of service.

II.	EMPLOYMENT

The Bank shall employ executive as the Chief Executive Officer of the Bank. In this capacity, Executive shall have such responsibilities commensurate with such position as shall be assigned to him by the Board of Directors of the Bank, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business.

During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement.

III.	EMPLOYMENT PERIOD

Unless earlier terminated herein in accordance with Section V hereof, Executive’s employment shall be for a three year term (the “Employment Period”), beginning on the Effective Date. Beginning on the first anniversary of the Effective Date and on each anniversary of the Effective Date, the Employment Period shall, without further action by Executive or the Bank, be extended by an additional one-year period; provided, however, that either party may, by notice to the other, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

IV.	COMPENSATION AND BENEFITS

1. Base Salary. During the Employment Period, the Bank will pay to Executive base salary which shall not be less than Executive’s base salary on the Effective Date (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Bank’s payroll practices from time to time. The Compensation Committee shall review Executive’s Base Salary annually and in its sole discretion may increase Executive’s Base Salary from year to year. The annual review of Executive’s salary will consider, among other things, Executive’s own performance and the Bank’s performance.

2. Bonus. During the Employment Period, Executive will be eligible to receive an annual bonus, based on performance criteria established from year to year by the Compensation Committee.

3. Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Bank (“Peer Executives”), and on the same basis as such Peer Executives.

4. Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Bank (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives.

5. Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Bank to the extent applicable generally to Peer Executives.

6. Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Bank in effect for Peer Executives. Without limiting the foregoing, the Bank shall pay the initiation fee, membership fees and dues for Executive’s membership in two country clubs and one business or social association or club to be used for the benefit of the Bank.

7. Vacation. During the Employment Period, Executive will be entitled to the greater of five weeks of paid vacation each year, or the amount set forth in the Bank’s vacation policy.

8. Automobile. During the Employment Period, the Bank shall provide to Executive a full-size domestic automobile, or such other class of automobile as the Bank and Executive mutually agree. The Bank shall provide a new automobile every three years or 120,000 miles, whichever comes first. During the Employment Period, the Bank shall reimburse Executive for reasonable expenses related to his primary use of such automobile (including, without limitation, insurance, operating costs, and maintenance).

V.	TERMINATION OF EMPLOYMENT

1. Death, Retirement or Disability. Executive’s employment shall terminate automatically upon Executive’s death or Retirement during the Employment Period. If the Bank determines in good faith that the Disability of Executive has occurred during the Employment Period, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Bank shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

2. Termination by the Bank. The Bank may terminate Executive’s employment during the Employment Period with or without Cause.

3. Termination by Executive. Executive’s employment may be terminated by Executive by reason of Involuntary Termination or for no reason.

4. Notice of Termination. Any termination by the Bank for Cause, or by Executive for Involuntary Termination, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 3 of Article VII of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the termination date. If a dispute exists concerning the provisions of this Agreement that apply to Executive’s termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Code. The failure by Executive or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Involuntary Termination shall not waive any right of Executive or the Bank, respectively, hereunder or preclude Executive or the Bank, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Bank’s rights hereunder.

VI.	BENEFITS UPON TERMINATION OF EMPLOYMENT

1. Termination by the Bank Other Than for Cause, Death or Disability; Termination by Executive for Involuntary Termination – If, during the Employment Period, Executive’s employment is terminated (i) by the Bank (other than for Cause or by reason of the Executive’s death or Disability) or (ii) by the Executive pursuant to Involuntary Termination, or (iii) by Executive for any reason or no reason during the 30-day period beginning on the first anniversary of a Change in Control, Executive shall be entitled to, and the Bank shall pay or provide to the Executive, the following benefits:

(a) Accrued Obligations – The Bank will pay to Executive, in a lump sum in cash, within thirty (30) days following his termination of employment, the sum of (1) Executive’s then-current Base Salary through the date of termination to the extent not theretofore paid, (2) the product of (x) the higher of Executive’s earned bonus or target bonus for the then-current fiscal and (y) a fraction, the numerator of which is the number of days in the then-current fiscal year through the date of Executive’s termination, and the denominator of which is 365, (3) any accrued vacation pay to the extent not theretofore paid, and (4) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”). Accrued Obligations shall also include, to the extent not theretofore paid or provided, the timely payment or provision to Executive of any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank.

(b) Severance – The Bank will pay to Executive, in a lump sum in cash, within thirty (30) days following his termination of employment, an amount (subject to withholding of all applicable taxes) equal to the Present Value of Executive (1) continuing to receive his “current salary” for a period of thirty six (36) months from his date of termination in the same manner as it was being paid as of the date of termination and (2) receiving one-twelfth (1/12) of his “average bonus” each month during such thirty-six (36) month period. For purposes hereof, the Executive’s “current salary” shall be the highest annual salary rate in effect during the six-month period prior to the Executive’s termination, and Executive’s “average bonus” shall be the average of the bonuses earned by him for the two calendar years immediately preceding the year in which such termination occurs.

(c) Health and Life Insurance Coverage – The health and life insurance benefits coverage provided to the Executive at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if the Executive retires or reaches age 65), beginning on the date of such termination and ending on the date thirty-six (36) months from the date of such termination. Any additional coverages the Executive had at termination, including spouse and dependent coverage, will also be continued for the applicable period at the same level and on the same terms as provided to the Executive immediately prior to his termination. Any costs Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Bank each month in advance. If the terms of any benefit plan referred to in this Section do not permit continued participation by the Executive or his spouse or dependents, then the Bank will arrange for other coverage at its expense providing substantially similar benefits.

(d) Employment Retirement Plans – To the extent permitted by the applicable plan, the Executive will be fully vested in and will be entitled to continue to participate, consistent with past practices, in all employee retirement plans maintained by the Bank in effect as of his date of termination. The Executive’s participation in such retirement plans shall continue for a period of thirty-six (36) months from the date of termination of his employment (at which point he will be considered to have terminated employment within the meaning of the plans), and the compensation payable to the Executive under (a) and (b) above shall be treated (unless otherwise excluded) as compensation under the plan. If full vesting and continued participation in any plan is not permitted, the Bank shall pay to the Executive and, if applicable, his beneficiaries, a supplemental benefit equal to the Present Value on the date of termination of employment of the excess of (i) the benefit the Executive would have been paid under such plans if he had been fully vested and had continued to be covered for the applicable period as if the Executive had earned compensation described under (a) and (b) above and had made contributions sufficient to earn the maximum matching contribution, if any, under such plan (less any amounts he would have been required to contribute), over (ii) the benefit actually payable to or on behalf of the Executive under such plan. For purposes of determining the benefit under (i) in the preceding sentence, contributions deemed to be made under a defined contribution plan will be deemed to be invested in the same manner as the Executive’s account under such plan at the time of termination of employment. The Bank shall pay such supplemental benefits (if any) in a lump sum in cash within thirty (30) days following the termination of Executive’s employment.

(e) Career Counseling – The Bank will provide career counseling and outplacement services on an individual basis to the Executive for a reasonable period following the Executive’s termination of employment; provided, however, that the Bank’s obligation to provide such services shall terminate at such time, if any, as the cost of such services exceeds $5,000.

(f) Effect of Lump Sum Payment – The nature of the payments under (a) or (b) above as a lump sum shall not alter the amounts the Executive is entitled to receive under the benefit plans described in (c) and (d) above. Benefits under such plans shall be determined as if the Executive had remained employed and received such payments over a period of thirty-six (36) months.

(2) Termination by the Bank for Cause, Death, Disability or Retirement; Voluntary Termination by Executive– In the event Executive’s employment is terminated by the Bank for Cause, or as a result of his death, Disability or Retirement, or in the event Executive voluntarily terminates employment during the Employment Period, the Bank shall pay to Executive, his estate, named beneficiaries, or personal representative, as the case may be, an amount equal to the Accrued Obligations within thirty (30) days following such termination. If Executive dies or becomes disabled after becoming eligible for benefits under Section 1(a) or (b) of this Article V, the benefits payable or to be provided under this Agreement shall continue and shall be payable to Executive, his estate, named beneficiaries, or personal representative, as the case may be.

(3) Certain Additional Payments by the Bank.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article VI, Section 3) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Article VI, Section 3(c), all determinations required to be made under this Article VI, Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm reasonably acceptable to the Bank as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Bank and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Bank. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Bank. Any Gross-Up Payment, as determined pursuant to this Article VI, Section 3, shall be paid by the Bank to Executive within the later of (i) the due date for the payment of the Excise tax or (ii) five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Bank and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Bank should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Bank exhausts its remedies pursuant to Article VI, Section 3, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive.

(c) The Executive shall notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Bank notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Bank any information reasonably requested by the Bank relating to such claim,

(ii) take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Bank,

(iii) cooperate with the Bank in good faith in order effectively to contest such claim, and

(iv) permit the Bank to participate in any proceedings relating to such claim;

provided, however, that the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Article VI, Section 3(c), the Bank shall control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs Executive to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Bank’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an amount advanced by the Bank pursuant to Article VI, Section 3(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Bank’s complying with the requirements of Article VI, Section 3(c)) promptly pay to the Bank the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Bank pursuant to Article VI, Section 3(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Bank does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

VII.	MISCELLANEOUS

1. Assignment and Successors – The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of the Executive, and agree that this Agreement may not be assigned or transferred by the Executive, in whole or in part, without the prior written consent of the Bank. This Agreement shall inure to the benefit of and be binding upon the Bank and its successors. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise.

2. Other Agents – Nothing in this Agreement is to be interpreted as limiting the Bank from employing other personnel on such terms and conditions as may be satisfactory to the Bank.

3. Notices – All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

4.

To the Bank:	Community Bank
P.O. Box 1000
Blountsville, Alabama 35031

To the Executive	Patrick M. Frawley
180 Forrest Hills Drive
Brownsboro, Alabama 35741

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

4. Provisions Severable – If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

5. Waiver – Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6. Amendments and Modifications – This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

7. Governing Law – The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama.

8. Arbitration of Disputes; Expenses – The parties agree that all disputes that may arise between them relating to the interpretation or performance of this Agreement, including matters relating to any funding arrangements for the benefits provided under this Agreement, shall be determined by binding arbitration through an arbitrator approved by the American Arbitration Association or other arbitrator mutually acceptable to the parties. The award of the arbitrator shall be final and binding upon the parties, and judgment upon the award rendered may be entered in any court having jurisdiction. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any such rights or benefits through settlement, arbitration or otherwise, the Bank shall promptly pay the Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement.

9. Indemnity – The Bank agrees, to the maximum extent permitted by law and the Bylaws and Articles of Incorporation of the Bank, to defend and indemnify Executive against and to hold Executive harmless from any and all claims, suits, or proceedings, whether civil, criminal, administrative, or investigative, and from any and all costs, losses, liabilities, and expenses

(including disputes arising under this Agreement and including amounts paid in settlement and reasonable attorneys’ fees and payment of reasonable expenses incurred in defending against such claim or suit as such expenses are incurred) asserted against Executive for actions taken or omitted to be taken by Executive in good faith and within the scope of his responsibilities as a director, officer, employee, member, or agent of the Bank or another corporation, partnership, joint venture, trust, or other entity or enterprise, including service with respect to benefit plans. If requested by Executive, the Bank shall advance to Executive, promptly following the Bank’s receipt of any such request, any and all expenses for which indemnification is available hereunder, subject to the requirements of applicable law and the Bank’s Bylaws and Articles of Incorporation. This Section 9 shall survive the termination of this Agreement. Any changes to the Articles of Incorporation or Bylaws reducing the indemnity indemnification provisions for officers shall not affect Executive’s rights granted hereunder. The Bank may not reduce these benefits confirmed to the Executive pursuant to this Section 9 without the written consent of the Executive.

10. Termination of Prior Agreements – Except as provided herein, this Agreement contains the entire agreement between the Bank and Executive with respect to the subject matter hereof and may be amended, modified, or canceled only pursuant to Article VII, Section 6 hereof. The Executive hereby agrees to a mutual termination, effective as of the effective date of this Agreement, of any prior existing employment agreements to which he and the Bank are parties, and as to such prior agreements, if any, the Executive releases all claims, rights and entitlements.

11. Regulatory Approvals – This Agreement, and the rights and obligations of the parties hereto, shall be subject to approval of the same by any and all regulatory authorities having jurisdiction over the Bank, to the extent such approval is required by law, regulation or order.

12. Regulator Intervention – Notwithstanding any term of this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

(a) The Bank’s obligations to provide compensation or other benefits to Executive under this Agreement may be suspended if the Bank has been served with a notice of charges by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818) directing the Bank to cease making payments required hereunder; provided, however, that:

(i) the Bank shall seek in good faith with its best efforts to oppose such notice of charges as to which there are reasonable defenses;

(ii) in the event the notice of charges is dismissed or otherwise resolved in a manner that will permit the Bank to resume its obligations to provide compensation or other benefits hereunder, the Bank shall immediately resume such payments and shall also pay Executive the compensation withheld while the contract obligations were suspended, except to the extent precluded by such notice; and

(iii) during the period of suspension, the vested rights of the contracting parties shall not be affected, except to the extent precluded by such notice.

(b) The Bank’s obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated to the extent a final order has been entered by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818) directing the Bank not to make the payments required hereunder;

provided, however, that the vested rights of the contracting parties shall not be affected by such order, except to the extent precluded by such order.

(c) The Bank’s obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the Federal Deposit Insurance Corporation promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) limiting or prohibiting any “golden parachute payment” as defined therein, but only to the extent that the compensation or payments to be provided under this Agreement are so prohibited or limited.

(d) Notwithstanding the foregoing, the Bank shall not be required to make any payments under this Agreement prohibited by law.

13. Confidential Information; Noncompetition.

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Bank all secret or confidential information, knowledge or data relating to the Bank or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Bank or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Bank, the Executive shall not, without the prior written consent of the Bank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Bank and those designated by it.

(b) Without the prior written consent of the Bank, during the Employment Period, and for twelve (12) months following the expiration of this Agreement, the Executive shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is “in competition” with the Bank or its successors or assigns. For purposes of this Agreement, a business or enterprise will be deemed to be “in competition” if it is a banking institution, the headquarters of which is within twenty-five (25) miles from the location of the Executive’s principal job location or office at the time of termination of employment. Notwithstanding anything to the contrary contained herein, this Article VII, Section 13(b) shall not apply if the Bank terminates the Executive’s employment without Cause following a Change in Control or there in an Involuntary Termination following a Change in Control.

(c) In the event of a breach or threatened breach of this Article VII, Section 13, the Executive acknowledges that damages would be inadequate and insufficient, and the Executive agrees that the Bank shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach.

14. Compliance with Code Section 409A. The parties agree that this Agreement shall be amended prior to December 31, 2005 to the extent necessary to comply with Section 409A of the Code. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunto set his hand, as of the date and year first above written.

COMMUNITY BANK

By:	/s/ William H. Caughran
William H. Caughran
General Counsel

Attest:	/s/ Carol Murcks
Carol Murcks
Secretary to the Board of Directors

EXECUTIVE:

/s/ Patrick M. Frawley (SEAL)
Patrick M. Frawley